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                                 EXHIBIT 4(c)
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                            LIFE TECHNOLOGIES, INC.
                     FORM OF 1997 LONG-TERM INCENTIVE PLAN
                            RESTRICTED STOCK AWARD
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1.   Grant of Restricted Shares. Life Technologies, Inc. (the "Company") acting
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     pursuant to the Life Technologies, Inc. 1997 Long-Term Incentive Plan (the
     "Plan") and acting through the Committee provided for therein (the "Committee"), hereby grants to [ ] ("Employee") [for a consideration of $______ per share] a restricted stock award of [ ] shares (the "Restricted Shares") of the common stock of the Company having a par value of $.01 per share, which shares are subject to the restrictions and other terms and conditions hereinafter set forth. The Restricted Shares granted hereby shall be evidenced by book-entry registration.

2.   Restrictions. The Restricted Shares are subject to two types of
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     restrictions limiting their transferability: (a) restrictions based on the achievement by the [Company or __________________ Division of the Company (the "Division")] of the performance target identified in paragraph (a) below ("performance target restrictions") and (b) restrictions based on continuous employment of Employee over a specified period of time ("vesting restrictions"). [ ] percent of the Restricted Shares are subject to both performance target restrictions and vesting restrictions. The remaining [ ] percent of the Restricted Shares are subject solely to vesting restrictions. Set forth below is a description of the nature and effect of these restrictions.

          (a)   Performance Target Restrictions. [ ] percent of the Restricted
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                Shares are subject to performance target restrictions. These performance target restrictions are based on the financial performance of the [Company or Division] during the [ ] -year period commencing on January 1, 199_ and ending on December 31, ____. If the [Company or Division] achieves 100 percent or more of the planned [net income or dollars of division contribution] for that [ ] -year period as determined pursuant to the 199_- ____ [Corporate or Division] Strategic Plan (the "Performance Target"), then all performance target restrictions applicable to the Restricted Shares will lapse. If the [Company or Division] achieves an amount less than 100 percent of the Performance Target but more than 85 percent of the Performance Target, then
                (a) the number of Restricted Shares for which the performance target restrictions will lapse will be reduced on a pro rata basis (i.e., the number of Restricted Shares with respect to
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                which performance target restrictions will lapse will be reduced by 1/15 for each one percent that [net income or division contribution] is below the Performance Target) and (b) the remaining Restricted Shares subject to performance target restrictions will be forfeited by Employee and reacquired by the Company at cost. Finally, if the [Company or Division] fails to achieve more than 85 percent of the Performance Target, then all of the Restricted Shares subject to performance target restrictions, i.e., [ ] percent of the Restricted Shares, will
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                be forfeited by Employee and reacquired by the Company at cost.
                All determinations as to the lapsing of performance target
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                restrictions and/or the forfeiture of Restricted Shares by
                Employee under this paragraph will be made by the Committee on or before [______].

          (b)   Vesting Restrictions. All restrictions. If Employee its
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                subsidiaries from the date hereof through [________], the
                vesting restrictions applicable to ___ percent of the Eligible Restricted Shares (as defined below) will effective as of [__________]. In addition, if Employee is employed continuously by the Company or one of its subsidiaries from [________] through [_______], the vesting restrictions applicable to the remaining Eligible Restricted Shares will lapse effective as of [__________]. Any Eligible Restricted Shares for which the vesting restrictions do not lapse as provided above will be forfeited by Employee and reacquired by the Company at cost. For the purposes hereof, the term "Eligible Restricted Shares" will mean all Restricted Shares granted to Employee pursuant to
                Section 1 hereof less the number of Restricted Shares, if any, forfeited by Employee pursuant to the terms of paragraph (a) of this Section 2.

          (c)   Treatment of Fractional Shares. If the determinations made
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                pursuant to paragraphs (a) and/or (b) of this Section 2 would result in fractions of Restricted Shares for which restrictions have expired, in order not to have fractional shares, such fractions will be rounded down (if the fraction expressed as a percentage is less than 50 percent) or rounded up (if the fraction expressed as a percentage is 50 percent or more) to the nearest whole number.

          (d)   Effect of Restrictions. A Restricted Share may not be sold,
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                transferred, pledged or assigned unless and until all of the restrictions set forth in paragraphs (a) and (b) of this Section 2 applicable to such Restricted Share have lapsed.

3.   Expiration of Restrictions. Any Restricted Share for which all restrictions
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     set forth in Section 2 have lapsed will be freely transferable and, as soon as practicable after the lapsing of such restrictions, the Company will cause to be issued to Employee a certificate or certificates evidencing Employee's ownership of such share.

4.   Dividends and Voting. During the period that Restricted Shares are subject
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     to the restrictions set forth in Section 2, Employee shall be entitled to receive any dividends (subject to applicable withholding) or other distributions paid on such Restricted Shares and shall be entitled to vote such Restricted Shares.

5.   Termination of Employment: Death. If Employee terminates, but does not
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     terminate normally (as that term is defined in the Plan), all the
     Restricted Shares then held by Employee and then subject to restriction shall be forfeited by Employee and reacquired by the Company at cost. If the Employee terminates normally or dies, any and all remaining restrictions with respect to the Restricted Shares (other than the

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     performance target restrictions set forth in Section 2(a)) shall lapse.
     Notwithstanding the foregoing, if Employee is determined by the Committee to have engaged in activity detrimental to the Company or any of its affiliates, all the Restricted Shares held by Employee and then subject to restriction shall be forfeited by Employee as of the date of such determination and shall be reacquired by the Company at cost.

6.   Change of Corporate Structure. In the event of a material change in the
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     structure of the [Company or Division] by reason of any acquisition, divestiture or other corporate restructuring, the Committee may, in its discretion, modify the Performance Target to take into account any such change.

7.   Employment Rights. Nothing herein shall confer upon Employee any right to
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     be continued in employment or shall prevent the employee's employer from terminating his employment at any time, with or without cause.

8.   Withholding Taxes. Employee will be required to pay the Company the amount
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     of taxes the Company is required by law to withhold with respect to the award of Restricted Shares granted hereunder. In the event that Employee does not make such payment, the Company will have the right to deduct all or a part of the amount required to be withheld from any payment of compensation otherwise due to Employee, including, without limitation, shares of Common Stock which become unrestricted hereunder.

9.   Administration. The Committee shall have authority to interpret this
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     instrument, to establish rules and regulations relating to it, and to make all other determinations necessary or advisable in order to administer the Plan, and the decisions of the Committee will be final and binding on all persons.

10.  Plan Incorporated by Reference. The Plan is incorporated in this instrument
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     by reference. In the event of any conflict between the provisions of the
     Plan and the provisions of this instrument, the provisions of the Plan shall prevail. Terms used or defined in the Plan shall have the same meaning when used in this instrument, unless the context clearly requires otherwise. In all other respects, this instrument shall be governed by and construed in accordance with the laws of the State of Delaware.

DATED this            day of              , 199   .
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                                                LIFE TECHNOLOGIES, INC.

                                                By:
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                                                   Name:
                                                   Title:

ACCEPTED AND AGREED:

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Name:

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